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|FORM 4|
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[ ] CHECK THIS BOX IF NO LONGER SUBJECT
    TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.  SEE
    INSTRUCTION 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Huemme                            Douglas                W.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  1135 Laurelwood
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                                    (Street)

  Carmel                              IN                 46032
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Jarden Corporation (JAH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     April 30, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Law)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                       2A.                       Securities Acquired (A) or      Beneficially   ship
                            2.         Deemed       3.           Disposed of (D)                 Owned          Form:     7.
                            Trans-     Execution    Transaction  (Instr. 3 and 4)                Following      Direct    Nature of
                            action     Date, if     Code         ------------------------------- Reported       (D) or    Indirect
1.                          Date       any          (Instr. 8)                   (A)             Transactions   Indirect  Beneficial
Title of Security           (Month/    (Month/      ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                  Day/Year)  Day/Year)     Code     V      Amount      (D)    Price    and 4)         (Instr.4) (Instr.4)
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Common Stock                4/30/03                   M              12,000       A     $5.48
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Common Stock                4/30/03                   S              12,000       D     $29.50       1,350         D
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====================================================================================================================================

*If the Form is filed by more than one reporting person, See Instruction
4(b)(v).

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number
                                                                                                          of
                                                                                                          deriv-    10.
                                                                                                          ative     Owner-
             2.                                                                                           Secur-    ship
             Conver-                            5.                              7.                        ities     Form     11.
             sion                               Number of                       Title and Amount          Bene-     of       Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Deriv-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ative    In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Security direct
             Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-  ing       Direct   Bene-
1.           of      action   Date,    Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  (D) or   ficial
Title of     Deriv-  Date     If Any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    Indirect Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     actions   (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Stock
Options
(Right                                                                          Common
to Buy)      $5.48   4/30/03           M               12,000  (1)     9/24/11   Stock    12,000          28,000     D
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====================================================================================================================================

(1) Presently exercisable.



          /s/ Ian G.H. Ashken                                   May 1, 2003
---------------------------------------------            -----------------------
 **Signature of Reporting Person                         Date
Ian G.H. Ashken, as Attorney-in-fact
for Douglas W. Huemme


** Intentional misstatements or omissions of facts constitute Federal Crime Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).